MULTIMEDIA GAMES, INC.	PRESS RELEASE
For more information contact:
Adam Chibib	Joseph N. Jaffoni
Chief Financial Officer	Richard Land
Multimedia Games, Inc.	Jaffoni & Collins Incorporated
512-334-7500	212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES AMENDS CREDIT AGREEMENT

- Outstanding Borrowings Reduced by $14.1 Million in Fiscal 2009 Third Quarter to Approximately $83.4 Million as of June 30, 2009 -

AUSTIN, Texas, July 23, 2009 — Multimedia Games, Inc. (Nasdaq: MGAM) (“Multimedia” or the “Company”) announced today that it has amended its credit agreement with Comerica Bank (“Comerica”).  Pursuant to the amendment, Multimedia and Comerica have agreed that certain items will now be added back to the calculation of Multimedia’s Consolidated EBITDA for the purpose of evaluating compliance with the covenants contained in the credit agreement.  The Company also reported that outstanding borrowings under its credit facility totaled approximately $83.4 million as of June 30, 2009 compared to outstanding borrowings of approximately $97.5 million as of March 31, 2009.

Adam Chibib, Chief Financial Officer of Multimedia, commented, “The amendments provide the Company with attractive borrowing terms given the current credit market conditions as well as added financial flexibility to pursue our strategic growth initiatives.  As such, the revised credit facility represents further progress against our plan to address all aspects of the organization with the goal of improving shareholder value.  We value our relationship with Comerica and appreciate all of the banks in our syndicate working with us to amend the facility in a manner that benefits all parties.”

Under the terms of the amended credit agreement, the calculation of Consolidated EBITDA for the purposes of evaluating compliance with the specified covenants will now reflect the add-back of several items including: i) legal costs and settlement fees incurred in the trailing four-quarter period related to litigation with Diamond Game Enterprises, Inc. which was settled on May 1, 2009; ii) all non-cash stock-based compensation expenses; and, iii) up to $10 million, in aggregate, of additional non-cash asset impairment charges that the Company may incur in future periods.  Multimedia notes that no determination as to any potential future impairment charges has been made at this time.

Multimedia has also elected to reduce the total borrowing capacity of the credit facility to $125 million from the previous total borrowing capacity of $150 million.  In addition, Multimedia has also agreed to a LIBOR floor of 2% that will add approximately 1.7% to the Company’s cost of borrowing based on the current one-month LIBOR rate.  The Company will pay a onetime fee of 25 basis points of the total borrowing capacity of $125 million as well as other customary fees associated with the amendment.

Multimedia will report financial results for the period ended June 30, 2009, its fiscal 2009 third quarter period, on Wednesday, August 5, 2009.

About Multimedia
Gaming technology developer and distributor, Multimedia, is a creator and supplier of comprehensive systems, content and electronic gaming units for Class III and Class II Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Multimedia has approximately 17,000 gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  The Company also supplies the central determinant system for approximately 13,000 video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  Multimedia is focused on the further development of new gaming systems and products for the markets it currently serves as well as for new domestic and international market opportunities.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia's current expectations and projections of future events and facts and circumstances present as of the date of this press release.  All forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words "will," “may,” “provide,” “attractive borrowing terms”, “growth”, “progress”, “goal”, “benefits”, “up to”, “first,” “plan,” "expect," “project,” “anticipate,” “agreed,” “intend,” “pursue,” "believe" or the negative or other variations thereof or comparable terminology as they relate to Multimedia and its products and markets are intended to identify such forward-looking statements.  These forward-looking statements include, among other things, references to future actions, new projects, strategies, future performance, outcomes of contingencies and future financial results of either Multimedia or its customers.

These forward-looking statements reflect the current views and assumptions of Multimedia, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia’s performance and / or the outcome of its initiatives to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to, the risk inherent to implementing new strategies and / or initiatives, including but not limited to, strategic growth initiatives, player preferences and reactions, casino employment of the games, location of the games on the casino floor, the risk of equipment malfunction, the possible negative effects of local and national economic conditions on both commercial and tribal gaming markets, changes in laws, regulations and future decisions of courts, regulators, and governmental bodies, and the Company’s ability to comply with restrictions contained in its credit facility as amended, and risks in the financial market in general and Multimedia’s ability to achieve financial targets in particular.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections and elsewhere in Multimedia's filings with the Securities and Exchange Commission.  Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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